Exhibit 99.1

The Global Power Company	NEWS RELEASE

Media Contact: Robin Pence 703-682-6552
Investor Contact: Scott Cunningham 703-682-6336

AES NAMES VICTORIA HARKER AS CHIEF FINANCIAL OFFICER

ARLINGTON, VA., January 20, 2006 – The AES Corporation (NYSE: AES) today announced that Victoria Harker will become its Chief Financial Officer and an Executive Vice President, effective January 23.

Ms. Harker joins AES from MCI where she served as Senior Vice President and Treasurer.   Ms. Harker served as Chief Financial Officer of the $15 billion MCI Group, a publicly traded unit of WorldCom Inc., from 1998 to 2000, and oversaw a variety of finance, information technology and operations responsibilities during her fifteen-year tenure at MCI.

“Victoria brings a solid set of financial management skills that will enable her to lead our finance organization as we continue to focus on improving our businesses and begin to build our development pipeline,” said Paul Hanrahan, AES President and Chief Executive Officer.  “Victoria’s impressive and diverse experience will make her a valued member of our leadership team.”

About AES

AES is one of the world’s largest global power companies, with 2004 revenues of $9.5 billion.  With operations in 26 countries on five continents, AES provides power to people in more countries around the world than any other company.  Through 123 generation facilities and 14 regulated utilities, AES has the capacity to generate 44,000 megawatts of electricity and provide power to 100 million people worldwide.  Our global workforce of 30,000 people is committed to operational excellence and meeting the world’s growing power needs.  To learn more about AES, please visit www.aes.com or contact AES media relations at media@aes.com.

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